UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2013

STEEL EXCEL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends the Current Report on Form 8-K of Steel Excel Inc. (the "Company") dated August 29, 2013, for purposes of providing the financial statements of iGo, Inc. ("iGo") and the unaudited pro forma financial information relating to the Company’s acquisition of 44.7% of iGo’s issued and outstanding common stock.

Item 9.01.   Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

(1) Audited financial statements of iGo as of December 31, 2012 and 2011, and for the three years ended December 31, 2012.

(2) Unaudited financial statements of iGo as of and for the three months and six months ended June 30, 2013 and 2012.

(b) Pro forma financial information

(c) Not applicable

(d) Exhibits

Exhibit No.	Exhibits
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP
23.2	Consent of Independent Registered Public Accounting Firm, Moss Adams LLP

(a) (1) Audited financial statements of iGo

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
iGo, Inc.:
We have audited the accompanying consolidated balance sheet of iGo, Inc. and subsidiaries (the Company) as of December 31, 2012 and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iGo, Inc. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.
(signed) Moss Adams LLP
Phoenix, Arizona
April 1, 2013

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
iGo, Inc.:
We have audited the accompanying consolidated balance sheet of iGo, Inc. and subsidiaries (the Company) as of December 31, 2011, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iGo, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 3 to the consolidated financial statements, as of January 1, 2010, the Company adopted the provisions of ASU 2009-17, which changed the accounting and reporting for variable interest entities.
(signed) KPMG LLP
Phoenix, Arizona
March 27, 2012, except for the effect of the reverse stock split disclosed in Note 1, as to which the date is April 1, 2013

IGO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$8,229	$10,290
Short-term investments	2,129	4,890
Accounts receivable, net	4,131	5,813
Inventories	8,376	11,177
Prepaid expenses and other current assets	336	540
Total current assets	23,201	32,710
Property and equipment, net	445	587
Goodwill	—	285
Intangible assets, net	1,001	3,116
Long-term investments	60	420
Other assets	158	160
Total assets	$24,865	$37,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$2,698	$4,150
Accrued expenses and other current liabilities	796	956
Deferred revenue	307	1,305
Total liabilities	3,801	6,411
Stockholders’ Equity:
Common stock, $ .01 par value; authorized 90,000,000 shares; 2,896,925 and 2,811,801 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	29	28
Additional paid-in capital	175,177	173,762
Accumulated deficit	(153,934)	(141,910)
Accumulated other comprehensive loss	(208)	(1,013)
Total equity	21,064	30,867
Total liabilities and stockholders’ equity	$24,865	$37,278
See accompanying notes to consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Revenue	$29,876	$38,372	$43,357
Cost of revenue	24,593	29,903	28,947
Gross profit	5,283	8,469	14,410
Operating expenses:
Sales and marketing	5,233	7,695	7,805
Research and development	2,218	2,358	1,525
General and administrative	7,046	7,753	7,594
Asset impairment	1,443	2,260	—
Total operating expenses	15,940	20,066	16,924
Loss from operations	(10,657)	(11,597)	(2,514)
Other income, net:
Interest income, net	12	62	171
Other-than-temporary impairment of long-term investments	(1,161)	—	—
Gain on disposal of assets and other income (expense), net	(218)	6	2,176
Loss before income tax	(12,024)	(11,529)	(167)
Income tax benefit	—	—	(1,002)
Net Income (loss)	$(12,024)	$(11,529)	$835
Net income (loss) attributable to iGo, Inc. per share:
Basic	$(4.22)	$(4.14)	$0.31
Diluted	$(4.22)	$(4.14)	$0.29
Weighted average common shares outstanding:
Basic	2,852	2,784	2,731
Diluted	2,852	2,784	2,923
Other comprehensive income (loss):
Reclassification adjustment for losses included in net income	1,166	—	—
Unrealized gain (loss) on available for sale of investments	(343)	(812)	6
Foreign currency translation adjustments	(18)	(310)	(37)
Total comprehensive loss	$(11,219)	$(12,651)	$804
See accompanying notes to consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Net Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balances at December 31, 2009 as recast	2,700,961	27	$171,331	$(131,216)	$140	$40,282
Issuance of stock awards	40,197	—	(266)	—	—	(266)
Amortization of deferred compensation	—	—	1,478		—	1,478
Other comprehensive loss					(31)	(31)
Net income	—	—	—	835	—	835
Balances at December 31, 2010	2,741,158	27	172,543	(130,381)	109	42,298
Issuance of stock awards	70,643	1	(605)	—	—	(604)
Amortization of deferred compensation	—	—	1,824	—	—	1,824
Other comprehensive loss					(1,122)	(1,122)
Net loss	—	—	—	(11,529)	—	(11,529)
Balances at December 31, 2011	2,811,801	28	173,762	(141,910)	(1,013)	30,867
Issuance of stock awards	85,124	1	(183)			(182)
Amortization of deferred compensation			1,598			1,598
Other comprehensive income					805	805
Net loss				(12,024)		(12,024)
Balances at December 31, 2012	2,896,925	$29	$175,177	$(153,934)	$(208)	$21,064
See accompanying notes to consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(12,024)	$(11,529)	$835
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts and sales returns and credits	1,367	1,243	360
Depreciation and amortization	1,674	1,806	1,573
Amortization of deferred compensation	1,598	1,824	1,478
Other-than-temporary impairment charges	1,166	—	—
Loss on disposal of assets	—	34	—
Impairment of goodwill	285	1,681	—
Impairment of intangible assets	1,158	579	—
Deferred taxes	—	—	(1,002)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	316	1,564	(3,542)
Inventories	2,801	(870)	(4,022)
Prepaid expenses and other assets	204	(937)	(581)
Accounts payable	(1,452)	(516)	724
Accrued expenses and other current liabilities	(1,340)	(1,552)	595
Net cash used in operating activities	(4,247)	(6,673)	(3,582)
Cash flows from investing activities:
Purchase of property and equipment	(279)	(372)	(280)
Purchase of intangibles	(296)	(706)	—
Purchase of short-term investments	—	(5,732)	(17,078)
Sale of short-term investments	2,779	15,367	15,329
Purchase of long-term investments	—	(1,226)	—
Cash paid for acquisitions, net	—	—	(4,185)
Net cash provided by investing activities	2,204	7,331	(6,214)
Cash flows from financing activities:
Net cash provided by financing activities	—	—	—
Effects of exchange rate changes on cash and cash equivalents	(18)	(310)	(37)
Net decrease in cash and cash equivalents	(2,061)	348	(9,833)
Cash and cash equivalents, beginning of period	10,290	9,942	19,775
Cash and cash equivalents, end of period	$8,229	$10,290	$9,942
Supplemental disclosure of cash flow information:
Issuance of restricted stock units for deferred compensation to employees and board members during 2012, 2011, and 2010 respectively	$114	$2,076	$2,817
See accompanying notes to consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Nature of Business
iGo, Inc. and subsidiaries (collectively, “iGo” or the “Company”) was formed on May 4, 1995. iGo was originally formed as a limited liability corporation; however, in August 1996 the Company became a corporation incorporated in the State of Delaware.
iGo designs, develops, manufactures and distributes power products for mobile electronic devices, such as chargers for mobile electronic devices and surge protectors that incorporate the Company’s iGo Green technology; protection products for mobile electronic devices, such as skins, cases and screen protectors; audio products for mobile electronic devices such as earbuds, headphones and speakers; and other mobile electronic accessory products. iGo distributes products in North America, Europe and Asia Pacific.
Effective January 28, 2013, the Company amended its Certificate of Incorporation to effect a reverse stock split of common stock at a ratio of 1-for-12. Accordingly, common stock and per share information have been retroactively restated in these financial statements to reflect the reverse-stock split.
(2) Summary of Significant Accounting Policies
(a) Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debt expense, sales returns and price protection, inventories, warranty obligations, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
The Company believes its critical accounting policies, consisting of revenue recognition, inventory valuation, deferred tax asset valuation, and goodwill and long-lived asset valuation affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. These policies are discussed below.
(b) Principles of Consolidation
The consolidated financial statements include the accounts of iGo, Inc. and its wholly-owned subsidiaries, Mobility California, Inc., Mobility Idaho, Inc., iGo EMEA Limited, Mobility Texas, Inc., iGo Direct Corporation, Adapt Mobile Limited (“Adapt”), and Aerial7 Industries, Inc. (“Aerial7”). All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
(c) Revenue Recognition
The Company recognizes net revenue when the earnings process is complete, as evidenced by an agreement with the customer, transfer of title and acceptance, if applicable, as well as fixed pricing and probable collectability. Revenue from product sales is recognized upon shipment and transfer of ownership from the Company or contract manufacturer to the customer, unless the customer has full right of return, in which case revenue is deferred until either the product has sold through to the end user or a reasonable estimate of returns can be made. Allowances for sales returns and credits are provided for in the same period the related sales are recorded. Should the actual return or sales credit rates differ from the Company’s estimates, revisions to the estimated allowance for sales returns and credits may be required.
Shipping and handling costs are included in cost of revenues. We do not bill customers for freight.

(d) Advertising costs
The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2012 and 2011 were $123,016 and $439,933 respectively.
(e) Cash and Cash Equivalents

All short-term investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions.
(f) Investments
Short-term investments that have an original maturity between three months and one year and a remaining maturity of less than one year are classified as available-for-sale. Available-for-sale securities are recorded at fair value and are classified as current assets due to the Company’s intent and practice to hold these readily marketable investments for less than one year. Any unrealized holding gains and losses related to available-for-sale securities are recorded, net of tax, as a separate component of accumulated other comprehensive income (loss). When a decline in fair value is determined to be other than temporary, unrealized losses on available-for-sale securities are charged against net earnings. Realized gains and losses are accounted for on the specific identification method.
(g) Accounts Receivable
Accounts receivable consist of trade receivables from customers. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance is assessed on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables with respect to historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company also maintains an allowance for sales returns and credits in the amount of the difference between the sales price and the cost of revenue based on management’s periodic review and estimate of returns. Should the actual return or sales credit rates differ from the Company’s estimates, revisions to the estimated allowance for sales returns and credits may be required.
(h) Inventories
Inventories consist of finished goods and component parts purchased partially and fully assembled for computer accessory items. The Company has all normal risks and rewards of its inventory held by contract manufacturers and outsourced product fulfillment hubs. Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories include material, labor and overhead costs. Overhead costs are allocated to inventory based on a percentage of material costs. The Company monitors usage reports to determine if the carrying value of any items should be adjusted due to lack of demand for the items. The Company adjusts down the carrying value of inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
(i) Property and Equipment
Property and equipment are stated at cost. Depreciation on furniture, fixtures and equipment is provided using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life. Tooling is capitalized at cost and is depreciated over a two-year period. The Company periodically evaluates the recoverability of property and equipment and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists. The Company evaluates recoverability by a comparison of the carrying amount of the assets to future projections of undiscounted cash flows expected to be generated by the assets. The estimated future cash flows used are based on our business plans and forecasts, which consider historical results adjusted for future expectations. If future market conditions and the Company’s outlook deteriorate, the Company may be required to record impairment charges in the future.

(j) Intangible Assets
Intangible assets include the cost of patents, trademarks and non-compete agreements, as well as identifiable intangible assets acquired through business combinations including trade names, customer lists and software technology. Intangible assets are amortized on a straight-line basis over their estimated economic lives of three to ten years. The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists. The Company evaluates recoverability by a comparison of the carrying amount of the assets to future projections of undiscounted cash flows expected to be generated by the assets. The estimated future cash flows used are based on our business plans and forecasts, which consider historical results adjusted for future expectations. If future market conditions and the Company’s outlook deteriorate, the Company may be required to record impairment charges in the future.
(k) Goodwill

Goodwill is the excess of the purchase price over the fair value of the net assets acquired. Goodwill is tested for impairment annually as of October 1, or more frequently if indications of impairment arise.
(l) Warranty Costs
The Company provides limited warranties on certain of its products for periods generally not exceeding three years. The Company accrues for the estimated cost of warranties at the time revenue is recognized. The accrual is based on the Company’s actual claim experience. Should actual warranty claim rates, or service delivery costs, differ from our estimates, revisions to the estimated warranty liability would be required.
(m) Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While the Company has considered forecasts of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of the net recorded amount, an adjustment to the valuation allowance and deferred tax benefit would increase net income in the period such determination was made.
(n) Net Income (Loss) per Common Share
Basic income (loss) per share is computed by dividing income (loss) by the weighted-average number of common shares outstanding for the period, as adjusted for the 1-for-12 reverse stock split. Diluted income (loss) per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted to common stock or resulted in the issuance of common stock that then shared in the earnings or loss of the Company. For 2012 and 2011, the assumed exercise of outstanding stock options and warrants and the impact of restricted stock units have been excluded from the calculations of diluted net loss per share as their effect is anti-dilutive.
(o) Share-based Compensation
The Company measures all share-based payments to employees at fair value and records expense in the consolidated statement of operations over the requisite service period (generally the vesting period).
(p) Fair Value of Financial Instruments
The Company’s financial instruments include cash equivalents, short-term investments, long-term investments, accounts receivable, and accounts payable. Due to the short-term nature of cash equivalents, accounts receivable, and accounts payable, the fair value of these instruments approximates their recorded value. The Company does not have material financial instruments with off-balance sheet risk.

(q) Research and Development
The cost of research and development is charged to expense as incurred.
(r) Foreign Currency Translation
The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as comprehensive income (loss), a separate component of stockholders’ equity.
(s) Segment Reporting
The Company is engaged in the business of selling accessories for computers and mobile electronic devices and operates a single business segment.

(t) Recently Issued Accounting Pronouncements
In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU No. 2012-02”), which allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We will adopt this guidance for the fiscal year ending December 31, 2013 and we do not expect the adoption will have a material impact on our financial position, results of operations or cash flows.
In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amended guidance eliminates one of the presentation options provided by current U.S. GAAP, that is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, it gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance will be effective for reporting periods beginning after December 15, 2011 and will be applied retrospectively. The Company has adopted this guidance during 2012.
In February 2013, the FASB issued guidance that requires entities to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements or footnotes. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2012. We will adopt this guidance for the fiscal quarter ended March 31, 2013. We do not expect the adoption to have a material impact on our consolidated financial statements.
Other accounting standards and exposure drafts, such as exposure drafts related to revenue recognition, leases, financial instruments, and fair value measurements, that have been issued or proposed by the FASB or other standards setting bodies that do not require adoption until a future date are being evaluated by the Company to determine whether adoption will have a material impact on the Company’s consolidated financial statements.
(u) Subsequent events
Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. We recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. Our financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are issued.

(3) Mission Deconsolidation
In April 2007, the Company sold the assets of its expansion and docking business to Mission Technology Group, Inc. (“Mission”), an entity that was formed by a former officer of the Company, in exchange for $3,930,000 of notes receivable and a 15% common equity interest in Mission. Effective January 1, 2010, upon the adoption of ASU 2009-17, the Company determined that, although Mission is a VIE, the Company is no longer the primary beneficiary of Mission, as the Company did not, and does not, have the power to direct the activities that most significantly impact the economic performance of Mission.
As a result, as of January 1, 2010, the Company no longer consolidates the results of Mission and has removed the results of Mission from the presentation of historical financial information in this filing, and the balances of the statement of stockholders’ equity and comprehensive income (loss) at December 31, 2009 have been recast to give effect to the removal of Mission from the accompanying consolidated financial statements.
Upon deconsolidation of Mission on January 1, 2010, the Company had recorded a valuation allowance of $1,714,000 against the then-remaining uncollected principal balance on the note receivable from Mission of $1,847,000. The Company recorded no value related to its 15% common equity interest. In February 2010, the Company received a principal payment of $147,000 from Mission, leaving a net uncollected balance against the note receivable of $1,700,000 at March 31, 2010. In April 2010, the Company entered into a transaction with Mission that resulted in complete collection of its note receivable and the sale of its 15% common equity interest. As the Company had previously recorded a valuation allowance of $1,714,000 against the promissory notes, the Company determined that as of March 31, 2010, based on the subsequent collection of $1,700,000 as payment-in-full against the note receivable, collectability was reasonably assured. Accordingly, the Company reversed its valuation allowance against the note receivable and recorded a gain of $1,714,000 in the first quarter of 2010, which gain is included in the accompanying Consolidated Statements of Operations under the caption “Gain on disposal of assets and other income, net”. The Company received cumulative proceeds of $3,930,000 million, plus interest, between April 2007 and April 2010 in connection with the sale of the docking and expansion business to Mission.
(4) Acquisitions
(a) Adapt
On August 6, 2010, the Company acquired for cash all of the outstanding stock of Adapt, a company headquartered in London, England. The purchase price for the Adapt common stock was $900,000. As part of the acquisition, the Company entered into three year employment agreements with the three founders and key employees of Adapt. Each of these three key employees received grants of 16,667 restricted stock units (“RSUs”), as adjusted for the 1-for-12 reverse stock split, that vested 33% on August 6, 2011 and 33% on August 6, 2012.The remaining 34% will vest on August 6, 2013.
Adapt markets of a broad range of accessories for mobile electronic devices, including mini-projectors (also known as pico projectors) that attach to mobile electronic devices for displaying video, as well as a variety of skins, cases, chargers and screen protectors. The acquisition expands the Company’s European sales presence and increases its product offerings for fast-growing categories within the mobile electronics accessories space.
The acquisition has been accounted for using the acquisition method of accounting. Accordingly, the total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Fair values were determined by Company management based on information available at the date of acquisition. The results of operations of Adapt were included in the Company’s consolidated financial statements from the date of acquisition, and were not material to the Company’s reported results.

The allocation of total consideration to the assets acquired and liabilities assumed based on the estimated fair value of Adapt was as follows (dollars in thousands):

		Estimated Life
Tangible asset acquired	$191
Intangible assets acquired
Customer relationships	720	5 years
Non-compete agreements	80	3 years
Trade name	40	3 years
Goodwill	269	Indefinite
	1,300
Liabilities assumed	(173)
Deferred tax liability, net	(227)
Total considerations	$900
Customer relationships relates to Adapt’s existing customer base, valued based on projected discounted cash flows generated from customers in place. The employment agreements with the three founders of Adapt contain non-compete provisions to protect the Company. The non-compete agreements were valued based on the assumption that absent the agreements, Adapt’s business enterprise value would be decreased. Trade name relates to the Adapt trade name. The value of the trade name was estimated by capitalizing the estimated profits saved as a result of acquiring or licensing the asset. The intangible assets acquired are amortized on a straight-line basis over their estimated useful lives. The goodwill associated with the acquisition is not subject to amortization and is not expected to be deductible for income tax purposes. The deferred tax liability relates to the acquired intangible assets which are also not expected to be deductible for income tax purposes. As the deferred tax assets of the Company, net of deferred tax liabilities are fully valued at zero, the impact of recording this deferred tax liability resulted in a release of a portion of the Company’s deferred tax asset valuation allowance, and is recorded as income tax benefit for the year ended December 31, 2010.
The results of Adapt, as well as, the impact of the acquisition of Adapt are not considered material to the Company’s consolidated financial statements.
(b) Aerial7
On October 7, 2010, the Company acquired Aerial7, a designer and marketer of innovative headphones for mobile electronic devices and professional audio equipment.

Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) dated October 7, 2010 by and among the Company, Mobility Assets, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Aerial7 and the agent for Aerial7’s shareholders, Merger Sub was merged with and into Aerial7 and, as a result, Aerial7 continues as the surviving corporation and is a wholly owned subsidiary of the Company. The Company acquired all outstanding shares of Aerial7 stock in exchange for aggregate consideration of $3,340,000 (the “Merger Consideration”). The Merger Consideration was subject to adjustment based on the working capital position of Aerial7 on the closing date of October 7, 2010, which was resolved on October 5, 2011 through the return of $25,000 to the Company paid solely from an escrow fund consisting of $250,000 of the Merger Consideration, and the remaining $225,000 from the escrow fund paid to Aerial7’s shareholders.
As part of the Merger, the Company entered into employment agreements with a three year term with the three founders and key employees of Aerial7. Each of these three key employees received grants of 12,500 RSUs that vest in equal annual installments of 4,167 RSUs, as adjusted for the 1-for-12 reverse stock split, with the first vesting event occurring on October 7, 2011, the second vesting event occurring on October 7, 2012 and the remaining vesting event scheduled to occur on October 7, 2013. On January 15, 2013, one of the three key employees departed the Company, resulting in the acceleration of a pro-rata portion of the RSUs that were unvested at the time of his departure.
The acquisition of Aerial7 expands the Company’s line of accessories for portable computers, tablets, smartphones and other portable media devices. Aerial7 headphones combine acoustic technology with fashionable design. Aerial7 offers a wide range of styles and features that turn headphones from just a functional accessory to a fashion statement that allows consumers to express their unique and personal style. Aerial7’s headphones are sold through fashion, action sports and professional audio retailers both domestically and internationally.
The acquisition has been accounted for using the acquisition method of accounting. Accordingly, the total consideration was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Fair values were determined by Company management based on information available at the date of acquisition.
The allocation of total consideration to the assets acquired and liabilities assumed based on the estimated fair value of Aerial7 was as follows (dollars in thousands):

		Estimated Life
Tangible asset acquired	$462
Intangible assets acquired
Customer relationships	830	5 years
Non-compete agreements	90	3 years
Trade name	170	3 years
Proprietary processes	850	5 years
In process research and development	220	Indefinite
Goodwill	1,697	Indefinite
	4,319
Liabilities assumed	(229)
Deferred tax liability, net	(775)
Total considerations	$3,315
Customer relationships relates to Aerial7’s existing customer base, valued based on projected discounted cash flows generated from customers in place. The employment agreements with the three founders of Aerial7 contain non-compete provisions to protect the Company. The non-compete agreements were valued based on the assumption that absent the agreements, the Aerial7’s business enterprise value would be decreased. Trade name relates to the Aerial7 trade name. The value of the trade name was estimated by capitalizing the estimated profits saved as a result of acquiring or licensing the asset. The proprietary processes and in process research and development were valued utilizing the excess earnings method of estimated future discounted cash flows. The amortizable intangible assets acquired are amortized on a straight-line basis over their estimated useful lives. The Company periodically evaluates the recoverability of the non-amortizable intangible asset and takes into account events or circumstances that indicate that an impairment exists. During 2011, the Company released product to the market related to the in process research and development acquired during 2010. Accordingly, the Company reclassified in process research and development to proprietary processes and began amortizing this intangible asset over an estimated five year useful life. The goodwill associated with the acquisition is not subject to amortization and is not expected to be deductible for income tax purposes. The deferred tax liability relates to the acquired intangible assets which are also not expected to be deductible for income tax purposes. As the deferred tax assets of the Company, net of deferred tax liabilities are fully valued at zero, the impact of recording this deferred tax liability resulted in a release of a portion of the Company’s deferred tax asset valuation allowance, and is recorded as income tax benefit for the year ended December 31, 2010.
The consolidated financial statements as of December 31, 2010 include the accounts of Aerial7 and results of operations since the dates of acquisition. The following summary, prepared on a pro forma basis, as adjusted for the 1-for-12 reverse stock split, presents the results of operations as if the acquisition had occurred on January 1, 2010 (unaudited dollars in thousands, except per share data).

Year ended December 31, 2010
Net revenue	$44,676
Net loss	$(577)
Net loss per share—basic	$(0.21)
Net loss per share—diluted	$(0.20)
The pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 2010 or as a projection of future results.

(5) Fair Value Measurement
As of December 31, 2012, the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis are comprised of overnight money market funds and investments in marketable securities.
The Company invests excess cash from its operating cash accounts in overnight money market funds and reflects these amounts within cash and cash equivalents on the consolidated balance sheet at a net value of 1:1 for each dollar invested.
We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1—Quoted prices in active markets for identical assets or liabilities;

•	Level 2—Quoted prices for similar assets or liabilities in active markets or inputs that are observable; and

•	Level 3—Inputs that are unobservable
At December 31, 2012 and 2011, investments in marketable securities totaling $2,129,000 and $4,890,000, respectively, are classified as short-term investments on the consolidated balance sheets. These investments are considered available-for-sale securities and are reported at fair value based on the net asset value as reported by the fund manager, which qualifies as level 2 in the fair value hierarchy. At December 31, 2012, investments in marketable securities totaling $60,000 are classified as long-term investments on the consolidated balance sheet. In December 2012, the securities ceased trading in an active market. These investments are considered available-for-sale securities and are reported at fair value based on the most recent available trading price adjusted for lack of liquidity, which qualifies as level 2 in the fair value hierarchy. Previously they qualified as level 1. The unrealized gains and losses on available-for-sale securities are recorded in other comprehensive income (loss). Realized gains and losses are included in interest income, net.
(6) Investments
Short-term
The Company has determined that all of its investments in short-term marketable securities should be classified as available-for-sale and reported at fair value.
The Company assesses its investments in marketable securities for other-than-temporary declines in value by considering various factors that include, among other things, any events that may affect the creditworthiness of a security’s issuer, the length of time the security has been in a loss position, and the Company’s ability and intent to hold the security until a forecasted recovery of fair value.
The Company generated net proceeds of $2,779,000 in the sale of such securities for the year ended December 31, 2012. The Company used net cash of $5,732,000 in the purchase of available-for-sale marketable securities during the year ended December 31, 2011, and it generated net proceeds of $15,367,000 in the sale of such securities for the year ended December 31, 2011.

As of December 31, 2012 and 2011, the amortized cost basis, unrealized holding gains, unrealized holding losses, and aggregate fair value by short-term major security type investments were as follows (dollars in thousands):

	December 31, 2012			December 31, 2011
	Amortized Cost	Net Unrealized Holding Gains	Aggregate Fair Value	Amortized Cost	Net Unrealized Holding Gains (Losses)	Aggregate Fair Value
U.S. corporate notes and bonds	$—	$—	$—	$2,785	$(2)	$2,783
U.S. municipal funds	2,110	19	2,129	2,105	2	2,107
	$2,110	$19	$2,129	$4,890	$—	$4,890

Long-term
In June 2011, the Company made an investment in Pure Energy Visions Corporation, which is a stockholder in Pure Energy Solutions, the Company’s supplier of rechargeable batteries, in which the Company received 2,142,858 shares of Pure Energy Visions common stock at a price per share equal to $0.286, and an interest-free convertible secured debenture having a one-year repayment term that converts into an additional 2,142,858 shares of Pure Energy Visions common stock in lieu of repayment either upon the achievement of certain business goals or earlier at iGo’s discretion. The Company did not obtain control of Pure Energy Visions as a result of this investment.
The Company assesses its long-term investments for other-than-temporary declines in value by considering various factors that include, among other things, events that may affect the creditworthiness of a security’s issuer, the length of time the security has been in a loss position, and the Company’s ability and intent to hold the security until a forecasted recovery of fair value.
At December 31, 2012, the Company’s investment in Pure Energy Visions had a fair value significantly below its amortized cost. Due to the duration the security has been in a loss position and the probability that its value will not recover, the Company considers the value of the long-term investments to be other-than-temporarily impaired. During 2012, the Company recognized total other-than-temporary impairment charges of $1,166,000 related to these securities.
As of December 31, 2012 and 2011, the amortized cost basis, unrealized holding losses, and aggregate fair value by long-term major security-type investments were as follows (dollars in thousands):

	December 31, 2012				December 31, 2011
	Amortized Cost		Net Unrealized Holding Losses	Aggregate Fair Value	Amortized Cost	Net Unrealized Holding Losses	Aggregate Fair Value
Canadian corporate securites:
Common Stock	$30	*	$—	$30	$613	$(403)	$210
Corporate debenture	30	*	—	30	613	(403)	210
	$60		$—	$60	$1,226	$(806)	$420

*	Reflects amortized cost adjusted to fair value at December 31, 2012 as the Company concluded the unrealized holdings losses on these securities represented other-than-temporary declines in fair value.
(7) Goodwill
Goodwill is as follows (amounts in thousands):

	Adapt	Aerial7	Total
Reported balance at December 31 ,2010	$183	$1,722	$1,905
Adjustment	86	(25)	61
Impairment	(269)	(1,412)	(1,681)
Reported balance at December 31 ,2011	—	285	285
Impairment	—	(285)	(285)
Reported balance at December 31 ,2012	$—	$—	$—
As of October 1, 2012, due to lower-than-anticipated sales of audio products, the Company determined that there was an indication that its recorded goodwill associated with its acquisition of Aerial7 might be fully impaired. Accordingly, the Company performed an impairment analysis utilizing both a discounted future cash flows approach and a market comparable approach and determined that the goodwill associated with Aerial7 was fully impaired. As a result, during the quarter ended December 31, 2012, the Company recorded a goodwill impairment charge of $285,000. This impairment charge is included in the consolidated statements of operations under the caption “Asset impairment.”
As of October 1, 2011, as a result of lower-than-anticipated sales of protection and audio products, the Company determined that there was an indication that its recorded goodwill associated with its acquisitions of Adapt and Aerial7 might be impaired. Accordingly, the Company performed an impairment analysis utilizing both a discounted future cash flows approach and a market comparable approach and determined that the goodwill associated with Adapt was fully impaired and the goodwill associated with Aerial7 was partially impaired. As a result, during the quarter ended December 31, 2011, the Company recorded a goodwill impairment charge of $1,681,000. This impairment charge is included in the consolidated statements of operations under the caption “Asset impairment.”
The Company evaluated goodwill for impairment as of October 1, 2010 and determined its recorded goodwill was not impaired as of that date.
(8) Property and Equipment
Property and equipment consists of the following (dollars in thousands):

	December 31,
	2012	2011
Furniture and fixtures	$492	$469
Store, warehouse and related equipment	500	500
Computer equipment	3,209	3,167
Tooling	2,894	2,681
Leasehold Improvement	546	546
	7,641	7,363
Less accumulated depreciation and amortization	(7,196)	(6,776)
Property and equipment, net	$445	$587
Aggregate depreciation and amortization expense for property and equipment totaled $421,000, $439,000, and $510,000 for the years ended December 31, 2012, 2011 and 2010, respectively.
(9) Intangible Assets
Intangible assets consist of the following at December 31, 2012 and 2011 (dollars in thousands):

		December 31, 2012				December 31, 2011
	Average Life (Years)	Gross Intangible Assets		Accumulated Amortization	Net Intangible Assets	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Intangible assets:
Patents and trademarks	3	$4,075		$(3,584)	$491	$3,780	$(2,944)	$836
Non-compete agreements	3	—	*	—	—	90	(39)	51
Trade names	8	442	*	(442)	—	612	(473)	139
Customer Intangibles	5	—	*	—	—	830	(207)	623
Proprietary process	5	—	*	—	—	1,070	(221)	849
Distribution rights	5	375		(144)	231	375	(69)	306
Technology license	10	331		(52)	279	331	(19)	312
Total intangible assets		$5,223		$(4,222)	$1,001	$7,088	$(3,972)	$3,116

*	Reflects intangible assets adjusted to fair value as at December 31, 2012, as the company concluded the intangible assets associated with Aerial7 were fully impaired.
In February 2011, the Company entered into marketing, distribution and licensing agreements with Pure Energy Solutions, a manufacturer of rechargeable alkaline batteries. The Company also simultaneously entered into an agreement with Premier Tech Home & Garden to take over its current distribution rights for Pure Energy batteries in Canada. The corresponding value of these distribution rights are reflected in the table above under the caption “Distribution rights.”
In June 2011, the Company made an investment in Pure Energy Visions Corporation, which is a stockholder in Pure Energy Solutions, in which the Company received a license to utilize rechargeable alkaline battery technology. The corresponding value of this license is reflected in the table above under the caption “Technology license.”
In December 2011, the Company evaluated its portfolio of patents and trademarks and made the determination to abandon 178 patents and 25 trademarks with a gross value of $1,592,000. The Company recorded a loss on disposal of these patents and trademarks of $34,000, which was net of accumulated amortization of $1,558,000.
As of October 1, 2011, as a result of lower-than-anticipated sales of protection products, the Company determined that its recorded intangible assets associated with its acquisition of Adapt might be impaired. Accordingly, the Company performed an impairment analysis utilizing an undiscounted future cash flows approach and determined that the intangible assets associated with Adapt were fully impaired. As a result, during the quarter ended December 31, 2011, the Company recorded an intangible asset impairment charge of $579,000, which was net of accumulated amortization of $261,000. This impairment charge is included in the consolidated statements of operations under the caption “Asset impairment.”
As of October 1, 2012, as a result of lower-than-anticipated sales of audio products, the Company determined that its recorded intangible assets associated with its acquisition of Aerial7 might be impaired. Accordingly, the Company performed an impairment analysis utilizing an undiscounted future cash flows approach and determined that the intangible assets associated with Aerial7 were fully impaired. As a result, during the quarter ended December 31, 2012, the Company recorded an intangible asset impairment charge of $1,158,000, which was net of accumulated amortization of $1,002,000. This impairment charge is included in the consolidated statements of operations under the caption “Asset impairment.”
Aggregate amortization expense for identifiable intangible assets totaled $1,253,000, $1,367,000 and $1,063,000 for the years ended December 31, 2012, 2011 and 2010, respectively. Estimated amortization expense for each of the five succeeding years ended December 31 is as follows (dollars in thousands):

Year	Amortization Expense
2013	493
2014	260
2015	179
2016	38
2017	31
(10) Lease Commitments
The Company has entered into various non-cancelable operating lease agreements for its office facilities and office equipment, which expire in 2014. Existing facility leases require monthly rents plus payment of property taxes, normal maintenance and insurance on facilities. Rental expense for the operating leases was $558,000, $530,000 and $445,000 during the years ended 2012, 2011, and 2010, respectively.

A summary of the minimum future lease payments for the years ending December 31 follows (dollars in thousands):

2013	463
2014	83
2015	—
2016	—
2017	—
Thereafter	—

$546

(11) Income Taxes
The provision for income taxes includes income taxes currently payable and those deferred due to temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The Company recorded no provision for income taxes for the year ended December 31, 2012. As a result of the Aerial7 and Adapt acquisitions, the Company was able to release a valuation allowance of $1,002,000, resulting in an income tax benefit for the year ended December 31, 2010.
The provision for income taxes differed from the amounts computed by applying the statutory U.S. federal income tax rate of 34% in 2012, 2011 and 2010 to income (loss) before income taxes as a result of the following (dollars in thousands):

	Years Ended December 31,
	2012	2011	2010
Expected tax at federal statutory rate	$(4,028)	$(3,920)	$(57)
Non-deductible goodwill and other intangibles	97	831	—
Meals, entertainment and other non-deductible expenses	7	4	(8)
Foreign loss not benefitted	174	389	487
Stock options	501	26	—
State NOL true-up	1,023	—	—
Other	(90)	(59)	—
Change in deferred tax valuation allowance	2,316	2,729	(1,424)
Income tax (benefit)	$—	$—	$(1,002)
With the exception of 2005, 2006 and 2009, the Company has generated net operating losses for income tax reporting purposes since inception. At December 31, 2012, the Company had net operating loss carry-forwards for federal and state income tax purposes of approximately $173,725,000 and $36,381,000, respectively, and approximately $5,211,000 for foreign income tax purposes which, subject to possible annual limitations, are available to offset future taxable income, if any. The federal net operating loss carry-forwards expire between 2018 and 2032.
The state NOL true-up of $1,023,000 for the year ended December 31, 2012 relates to an adjustment to the deferred tax asset for state net operating losses relating to prior years. As the amount had a full valuation allowance, the change in deferred tax valuation allowance above includes a corresponding decrease of the same amount.

The temporary differences that give rise to deferred tax assets and liabilities at December 31, 2012 and 2011 are as follows (dollars in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforward for federal income taxes	$58,781	$55,990
Net operating loss carryforward for foreign income taxes	1,251	1,234
Net operating loss carryforward for state income taxes	2,040	3,010
Depreciation and amortization	1,250	438
Stock based compensation	158	353
Accrued liabilities	154	159
Reserves	190	131
Bad debts	130	112
Tax credits	372	372
Inventory obsolescence	564	775
Total gross deferred tax assets	64,890	62,574
Deferred tax liabilities	—	—
Net deferred tax assets	64,890	62,574
Less valuation allowance	(64,890)	(62,574)
Net deferred tax assets	$—	$—
The valuation allowance for deferred tax assets as of December 31, 2012 and 2011 was $64,890,000, and $62,574,000, respectively. The change in the total valuation allowance for the year ended December 31, 2012 was an increase of $2,316,000. Our deferred tax assets do not include $839,000 of net operating loss benefits that, if realized, would result in an increase to additional paid-in capital of $301,000.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. In addition, due to changes in ownership resulting from the frequency of equity transactions and acquisitions by the Company, it is possible the use of the Company’s remaining net operating loss carry-forward may be limited in accordance with Section 382 of the Internal Revenue Code.
Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the valuation allowance. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management currently believes it is more likely than not that the Company will not realize the benefits of these deductible differences.
Uncertain Tax Positions
The Company is required to recognize in the financial statements the impact of a tax position, if that position is not more likely than not of being sustained upon examination, based on the technical merits of the position. It is the Company’s policy to recognize interest and penalties related to uncertain tax positions in general and administrative expense. As a result of its historical net operating losses, the statute of limitations remains open for each tax year since 1998, with the exception of 2005 and 2006.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (dollars in thousands):

	December 31,
	2012	2011
Gross unrecognized tax benefits, beginning of year	$248	$328
Additions based on tax positions related to the current year	—	—
Additions/Subtractions for tax positions of prior years	—	(80)
Reductions for settlements and payments	—	—
Reductions due to statute expiration	—	—
Gross unrecognized tax benefits, end of year	$248	$248
Included in the balance of gross unrecognized tax benefits at December 31, 2012 is $248,000 of tax positions for which ultimate tax benefit is uncertain. These amounts consist of various credits. Because of the permanent nature of these items the disallowance would normally impact the effective tax rate.
With respect to the uncertain positions identified above, both timing and credit items, the Company has established a valuation allowance against all of the credit carry-forward amounts and the net deferred tax assets. Further, sufficient net operating losses exist to offset any potential increase in taxable items. Therefore, any reversal or settlement of the amounts identified above should result in little or no additional tax. Accordingly, no interest or penalty has been accrued or included related to the table amounts shown above.
There are no positions the Company reasonably anticipates will significantly increase or decrease within 12 months of the reporting date.
The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is subject to examinations in all jurisdictions as statutes have not closed due to a history of net operating losses.
(12) Stockholders’ Equity
Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the Company’s stockholders. There is no right to cumulative voting for the election of directors. Holders of shares of common stock are entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefore, after payment of dividends required to be paid on any outstanding shares of preferred stock. Upon liquidation, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preferences of any outstanding shares of preferred stock. Holders of shares of common stock have no conversion, redemption or preemptive rights.
At December 31, 2012, there were warrants outstanding and exercisable for 417 shares of common stock, as adjusted for the 1-for-12 reverse stock split.
(13) Employee Benefit Plans
(a) Retirement Plan
The Company has a defined contribution 401(k) plan for all employees. Under the 401(k) plan, employees are permitted to make contributions to the plan in accordance with IRS regulations. The Company may make discretionary contributions as approved by the Board of Directors. The Company contributed $134,000, $163,000 and $160,000 during 2012, 2011 and 2010, respectively.
(b) Restricted Stock Units
During 2004, the Company adopted the Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) and the Non-Employee Directors Plan (the “Directors Plan”). During 2011, the Company’s stockholders approved an amendment to the Omnibus Plan to increase the number of shares available for grant by 250,000, as adjusted for the 1-for-12 reverse stock split. Under the Omnibus Plan, the Company may grant up to 445,833 stock options, stock appreciation rights, restricted stock awards, performance awards, and other stock awards, as adjusted for the 1-for-12 reverse stock split. Under the Directors Plan, the Company may grant up to 33,333 stock options, stock appreciation rights, restricted stock awards, performance awards, and other stock awards, as adjusted for the 1-for-12 reverse stock split.

Under the Directors Plan and the Omnibus Plan, the Company has awarded Restricted Stock Units (“RSUs”). Unearned compensation is measured at fair market value on the date of grant and recognized as compensation expense over the period in which the RSUs vest. All RSUs awarded to employees under the Omnibus Plan vest ratably over three or four years, depending on the terms of each individual award or, on a pro rata basis, upon the employee’s death, disability or termination without cause or, in full, upon a change in control of the Company. RSUs awarded to board members upon their election or re-election to the board under the Directors Plan vest 100% upon the three-year anniversary of the grant date. RSUs awarded to board members upon their election or re-election to the board under the Omnibus Plan vest ratably over three years. RSUs awarded to board members upon their appointment as board chairman or to a board committee vest 100% upon the anniversary of the grant date. All RSUs awarded to board members may vest earlier, on a pro rata basis, upon the director’s death, disability, or retirement or, in full, upon a change in control of the Company.
On June 11, 2007, pursuant to the terms of the employment agreement dated May 1, 2007 by and between the Company and Michael D. Heil, Mr. Heil was awarded 83,333, as adjusted for the 1-for-12 reverse stock split, restricted stock units outside of the Company’s 2004 Directors Plan and 2004 Omnibus Plan as an inducement award without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4). Pursuant to the terms of Mr. Heil’s agreement, 41,667 of the restricted stock units vested in increments of 10,417 shares per year effective on June 11, 2008, June 11, 2009, June 11, 2010 and June 11, 2011. On March 19, 2008, the vesting terms for the remaining 41,667 restricted stock units, as adjusted for the 1-for-12 reverse stock split, granted to Mr. Heil were amended to provide time-based vesting, pursuant to which 10,417 shares vested on each of March 19, 2009, March 19, 2010 March 19, 2011, and March 19, 2012. All RSUs granted to Mr. Heil may vest earlier, in full, upon a change in control of the Company or, on a pro rata basis, upon Mr. Heil’s death, disability or termination without cause.
As part of the acquisition of Adapt, on August 6, 2010, the Company entered into three year employment agreements with the three founders and key employees of Adapt. Each of these three key employees received grants of 16,667 RSUs, as adjusted for the 1-for-12 reverse stock split, outside of the Company’s 2004 Directors Plan and 2004 Omnibus Plan as an inducement award without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) that vested 33% on August 6, 2011, and 33% on August 6, 2012. The remaining 34% will vest on August 6, 2013. All RSUs granted to the key employees of Adapt may vest earlier, in full, upon a change in control of the Company or, on a pro rata basis, upon their death, disability or termination without cause.
As part of the acquisition of Aerial7, on October 7, 2010, the Company entered into employment agreements with a three year term with the three founders and key employees of Aerial7. Each of these three key employees received grants of 12,500 RSUs, as adjusted for the 1-for-12 reverse stock split, outside of the Company’s 2004 Directors Plan and 2004 Omnibus Plan as an inducement award without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4). Each of these RSU grants vest in equal annual installments of 4,167 RSUs, with the first vesting event occurring on October 7, 2011, the second vesting event occurring on October 7, 2012 and the remaining vesting event scheduled to occur on October 7, 2013. On January 15, 2013, one of the three key employees departed the Company, resulting in the acceleration of a pro-rata portion of the RSUs that were unvested at the time of his departure.
All RSUs granted to the remaining key employees of Aerial7 may vest earlier, in full, upon a change in control of the Company or, on a pro rata basis, upon their death, disability or termination without cause.

The following table summarizes information regarding restricted stock unit activity for the years ended December 31, 2010, 2011 and 2012, respectively, as adjusted for the 1-for-12 reverse stock split:

	Directors Plan		Omnibus Plan		Inducement Grants
	Number	Weighted Average Value per Share	Number	Weighted Average Value per Share	Number	Weighted Average Value per Share
Outstanding, January 1, 2010	7,875	$22.80	65,850	$31.20	52,083	$25.56
Granted	4,850	18.48	35,567	22.80	87,500	21.96
Canceled	—	—	(5,841)	26.88	—	—
Released to common stock	(6,701)	24.84	(19,230)	39.24	(14,266)	25.56
Released for settlement of taxes	—	—	(8,994)	46.20	(6,568)	25.56
Outstanding, December 31, 2010	6,023	17.04	67,352	22.80	118,750	22.92
Granted	—	—	57,854	35.88	—	—
Canceled	—	—	(10,536)	29.88	—	—
Released to common stock	(6,023)	17.04	(26,274)	25.32	(38,346)	23.04
Released for settlement of taxes	—	—	(10,050)	26.76	(11,654)	24.60
Outstanding, December 31, 2011	—	—	78,346	30.12	68,750	22.56
Granted	—	—	24,611	4.64	—	—
Canceled	—	—	(10,448)	34.49	—	—
Released to common stock	—	—	(54,222)	17.50	(30,903)	20.16
Released for settlement of taxes	—	—	(8,233)	27.55	(8,681)	20.16
Outstanding, December 31, 2012	—	$—	30,055	$31.20	29,167	$25.80
For the years ended December 31, 2012, 2011 and 2010, the Company recorded in general and administrative expense pre-tax charges of $1,534,000, $1,824,000 and $1,478,000 associated with the expensing of restricted stock unit activity.
As of December 31, 2012, there was $2,143,000 of total unrecognized compensation cost related to non-vested RSUs, which is expected to be recognized over a weighted average period of two years.
As of December 31, 2012, all outstanding restricted stock units were non-vested.
(c) Stock Options
In 1996, the Company adopted the Incentive Stock Option Plan (the “1996 Plan”). The 1996 Plan terminated on April 30, 2008. The options under the 1996 Plan and the Omnibus Plan were granted at the fair market value of the Company’s stock at the date of grant as determined by the Company’s Board of Directors. Options become exercisable over varying periods up to 3.5 years and expire at the earlier of termination of employment or up to six years after the date of grant. At December 31, 2012, there were no shares available for grant under the 1996 Plan and Director Plan and 161,999 shares available under the Omnibus Plan, as adjusted for the 1-for-12 reverse stock split.
The Company granted 153,333 stock options during the years ended December 31, 2012, as adjusted for the 1-for-12 reverse stock split. The Company did not grant any stock options during the years ended December 31, 2011 and 2010. The following table summarizes information regarding stock option activity for the years ended December 31, 2010, 2011 and 2012:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In Thousands)
Outstanding, January 1, 2010	40,000	$7.59	—	—
Granted	—	—	—	—
Canceled	(40,000)	7.59	—	—
Exercised	—	—	—	—
Outstanding, December 31, 2010	—	$—	—	—
Granted	—	—	—	—
Canceled	—	—	—	—
Exercised	—	—	—	—
Outstanding, December 31, 2011	—	$—	—	—
Granted	153,333	9.00	9.29	—
Canceled	65,833	9.00	9.29	—
Exercised	—	—		—
Outstanding, December 31, 2012	87,500	$9.00	9.27	—
Exercisable at December 31, 2012	—	$—	—	—
As of December 31, 2012, there was $469,000 of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized as compensation expense over a weighted average period of two years.
The aggregate intrinsic value of stock options exercised during the years ended December 31, 2012 and December 31, 2011, respectively, was zero.
The weighted average fair value of options granted in the year ended December 31, 2012 was $0.51. The Company did not grant any stock options during the years ended December 31, 2011 and December 31, 2010. The fair value of the stock options was determined using the Black-Scholes option valuation model, which relied on the following key assumptions with respect to the options granted during the respective periods:

	Year Ended December 31
	2012	2011
Weighted average risk-free interest rate	1.21%	—
Expected life of the options (in years)	6.41	—
Expected stock price volatility	76.01%	—
Expected dividend yield	—	—
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The risk-free interest rate is based on the U.S. Treasury security rate in effect as of the date of grant. The expected term of the options and stock price volatility are based on historical data of the Company.
(14) Net Income (Loss) per Share
The computation of basic and diluted net income (loss) per share (EPS) follows (in thousands, except per share amounts), as adjusted for the 1-for-12 reverse stock split:

	Years Ended December 31,
	2012	2011	2010
Basic net income (loss) per share computation:
Numerator:
Net income (loss)	$(12,024)	$(11,529)	$835
Denominator:
Weighted average number of common shares outstanding	2,852	2,784	2,731
Basic net income (loss) per share	$(4.22)	$(4.14)	$0.31
Diluted net income (loss) per share computation:
Numerator:
Net income (loss)	$(12,024)	$(11,529)	$835
Denominator:
Weighted average number of common shares outstanding	2,852	2,784	2,731
Effect of dilutive stock options, warrants, and restricted stock units	—	—	192
	2,852	2,784	2,923
Diluted net income (loss) per share	$(4.22)	$(4.14)	$0.29
Stock options and restricted stock units not included in dilutive net income (loss) per share since anti-dilutive	148	—	—
Warrants not included in dilutive net income (loss) per share since anti-dilutive	0.4	0.4	0.4
(15) Product Lines, Concentration of Credit Risk and Significant Customers
The Company is engaged in the business of selling accessories for computers and mobile electronic devices. The Company has four product lines, consisting of Power, Protection, Audio, and Other Accessories. The Company’s chief operating decision maker (“CODM”) continues to evaluate revenues and gross profits based on product lines, routes to market and geographies.
The following tables summarize the Company’s revenues by product line, as well as its revenues by geography and the percentages of revenue by route to market (dollars in thousands):

	Revenue by Product Line
	Years Ended December 31,
	2012	2011	2010
Power	$24,174	$30,305	$40,933
Batteries	2,230	1,763	—
Audio	2,297	4,403	640
Protection	693	988	252
Other Accessories	482	913	1,532
Total revenues	$29,876	$38,372	$43,357
	Revenue by Geography
	Years Ended December 31,
	2012	2011	2010
North America	$24,372	$28,285	$35,004
Europe	4,537	7,224	6,219
Asia Pacific	967	2,863	2,134
Total revenues	$29,876	$38,372	$43,357
	% Revenue by Route to Market
	Years Ended December 31,
	2012	2011	2010
Retailers and distributors	89%	86%	88%
OEM and private-label-resellers	5%	7%	8%
Other	6%	7%	4%
	100%	100%	100%

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions and generally limits the amount of credit exposure to the amount of FDIC coverage. However, periodically during the year, the Company maintains cash in financial institutions in excess of the current FDIC insurance coverage limit of $250,000. The Company performs ongoing credit evaluations of its customers’ financial condition but does not typically require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.
Three customers accounted for 28%, 13% and 6% of net sales for the year ended December 31, 2012. Two customers accounted for 21% and 10% of net sales for the year ended December 31, 2011. Two customers accounted for 34% and 17% of net sales for the year ended December 31, 2010.
Three customers’ accounts receivable balance accounted for 24%, 11% and 8% of net accounts receivable at December 31, 2012.
One customer’s accounts receivable balance accounted for 20% of net accounts receivable at December 31, 2011.
Allowance for doubtful accounts was $362,000 and $311,000 at December 31, 2012 and December 31, 2011, respectively. Allowance for sales returns and price protection was $508,000 and $318,000 at December 31, 2012 and December 31, 2011, respectively.
(16) Contingencies
The Company procures its products primarily from supply sources based in Asia. Typically, the Company places purchase orders for completed products and takes ownership of the finished inventory upon completion and delivery from its supplier. Occasionally, the Company presents its suppliers with ‘Letters of Authorization’ for the suppliers to procure long-lead raw components to be used in the manufacture of the Company’s products. These Letters of Authorization indicate the Company’s commitment to utilize the long- lead raw components in production. As of June 30, 2007, based on a change in strategic direction, the Company determined it would not procure certain products for which it had outstanding Letters of Authorization with suppliers. The Company believes it is probable that it will be required to pay suppliers for certain Letter of Authorization commitments and has already partially settled some of these obligations. At December 31, 2012 and 2011, the Company had estimated and accrued a liability for this contingency in the amount of $80,000 and $150,000, respectively.

From time to time, the Company is involved in legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any litigation that the Company believes, if determined adversely to it, would have a material adverse effect on its financial condition, results of operations, or cash flows.

(a) (2) Unaudited interim financial statements of iGo

IGO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,305	$8,229
Short-term investments	2,135	2,129
Accounts receivable, net	2,986	4,131
Inventories	5,014	8,376
Prepaid expenses and other current assets	440	336
Total current assets	19,880	23,201
Property and equipment, net	284	445
Intangible assets, net	284	1,001
Long-term investments	—	60
Other assets	155	158
Total assets	$20,603	$24,865
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$3,149	$2,698
Accrued expenses and other current liabilities	580	796
Deferred revenue	303	307
Total liabilities	4,032	3,801
Stockholders' Equity:
Common stock, $ 0.01 par value; authorized 90,000,000 shares; 2,916,567 and 2,896,925 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	29	29
Additional paid-in capital	175,399	175,177
Accumulated deficit	(158,784)	(153,934)
Accumulated other comprehensive loss	(73)	(208)
Total stockholders' equity	16,571	21,064
Total liabilities and stockholders' equity	$20,603	$24,865

The accompanying notes are an integral part of these consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$4,708	$7,292	$10,290	$15,539
Cost of revenue	4,480	5,855	9,181	12,657
Gross profit	228	1,437	1,109	2,882
Operating expenses:
Sales and marketing	876	1,551	1,735	3,119
Research and development	172	625	631	1,276
General and administrative	1,227	1,806	3,108	3,801
Impairment of intangible assets	456	—	456	—
Total operating expenses	2,731	3,982	5,930	8,196
Loss from operations	(2,503)	(2,545)	(4,821)	(5,314)
Other income, net:
Interest income, net	2	2	4	7
Other income (expense), net	143	(987)	(33)	(1,010)
Net Loss	(2,358)	(3,530)	(4,850)	(6,317)
Basic and diluted net loss per common share	$(0.81)	$(1.24)	$(1.67)	$(2.23)
Basic and diluted weighted average common shares outstanding	2,910	2,844	2,904	2,829
Other comprehensive income (loss):
Reclassification adjustment for losses included in net loss	—	975	—	975
Unrealized gain (loss) on available for sale of investments	(1)	(92)	6	(159)
Foreign currency translation adjustments	7	(411)	129	(209)
Total comprehensive loss	$(2,352)	$(3,058)	$(4,715)	$(5,710)

The accompanying notes are an integral part of these consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30
	2013	2012
Cash flows from operating activities:
Net loss	$(4,850)	$(6,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts and sales returns and credits	587	704
Depreciation and amortization	462	882
Amortization of deferred compensation	218	856
Other-than-temporary impairment charges	60	975
Impairment of intangible assets	456	—
Changes in operating assets and liabilities:
Accounts receivable	558	636
Inventories	3,361	808
Prepaid expenses and other assets	(99)	(18)
Accounts payable	451	391
Accrued expenses and other current liabilities	(216)	(844)
Net cash povided by (used in) operating activities	988	(1,927)
Cash flows from investing activities:
Purchase of property and equipment	—	(184)
Purchase of intangibles	(40)	—
Sale of short-term investments, net	—	2,779
Net cash provided by (used in) investing activities	(40)	2,595
Cash flows from financing activities:
Net cash provided by financing activities	—	—
Effects of exchange rate changes on cash and cash equivalents	128	(209)
Net increase in cash and cash equivalents	1,076	459
Cash and cash equivalents, beginning of period	8,229	10,290
Cash and cash equivalents, end of period	$9,305	$10,749

The accompanying notes are an integral part of these consolidated financial statements.

IGO, INC. AND SUBSIDIARIES
 Notes To UNAUDITED Condensed Consolidated Financial Statements
(unaudited)

(1) Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of iGo, Inc. and its wholly owned subsidiaries, Mobility California, Inc., Mobility Idaho, Inc., iGo EMEA Limited, Mobility Texas, Inc., iGo Direct Corporation, Adapt Mobile Limited (“Adapt”) and Aerial7 Industries, Inc. (“Aerial7”) (collectively, “iGo” or the “Company”). All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles, pursuant to rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying condensed consolidated financial statements include normal recurring adjustments that are necessary for a fair presentation of the results for the interim periods presented. Certain information and footnote disclosures have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC. The results of operations for the six months ended June 30, 2013 are not necessarily indicative of results to be expected for the full fiscal year or any other period.

The preparation of the condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make a number of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debt expense, sales returns and price protection, inventories, warranty obligations, impairment of long-lived assets and investments, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU No. 2012-02”), which allows entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU No. 2012-02 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test. Otherwise, the quantitative impairment test is not required. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We adopted this guidance in the first and second interim periods for the fiscal year ending December 31, 2013 and there was no material impact on our financial position, results of operations or cash flows for the period ended June 30, 2013, nor do we expect the adoption to have a material impact on our financial position, results of operations or cash flows for the full year.

In February 2013, the FASB issued guidance that requires entities to present information about reclassification adjustments from accumulated other comprehensive income in their financial statements or footnotes. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2012. We adopted this guidance in the first and second interim periods for the fiscal year ending December 31, 2013. There was no material impact on our financial position, results of operation or cash flows for the period ended June 30, 2013 as a result of the adoption, nor do we expect the adoption to have a material impact on our financial position, results of operations or cash flows for the full year.

(2) Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. We classify our investments based upon an established fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not considered to be active or financial instruments without quoted market prices, but for which all significant inputs are observable, either directly or indirectly;

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As of June 30, 2013 and December 31, 2012, the carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate fair values since they are short-term in nature.

As of June 30, 2013 and December 31, 2012, the fair values of the Company’s investments and net intangible assets were as follows (in thousands):

Balance Sheet Classification		June 30, 2013		December 31, 2012
		Investments	Net Intangible Assets	Investments	Net Intangible Assets
	Level 1	$—	$—	$—	$—
Short-term investments *	Level 2	2,135	—	2,129	—
	Level 3	—	—	—	—
		$2,135	$—	$2,129	$—
	Level 1	$—	$—	$—	$—
Long-term investments *	Level 2	—	—	60	—
	Level 3	—	—	—	—
		$—	$—	$60	$—
	Level 1	$—	$—	$—	$—
	Level 2	—	—	—	—
Distribution rights and Technology license **	Level 3	—	—	—	510
		$—	$—	$—	$510

* Recurring fair value measurement
** Non- recurring fair value measurement

At June 30, 2013 and December 31, 2012, investments in U.S. municipal bond funds, totaling approximately $2,135,000 and $2,129,000, respectively, are classified as short-term investments on the condensed consolidated balance sheets. These investments are considered available-for-sale securities and are reported at fair value based on the net asset value as reported by the fund manager, which qualifies as level 2 in the fair value hierarchy.

At June 30, 2013 and December 31, 2012, investments in marketable securities totaling zero and $60,000 are classified as long-term investments on the condensed consolidated balance sheet. In December 2012, the securities, classified as long-term investments, ceased trading in an active market. These investments are considered available-for-sale securities and are reported at fair value based on the most recent available trading price adjusted for lack of liquidity, which qualifies as level 2 in the fair value hierarchy. Prior to December 2012, they qualified as level 1. The unrealized gains and losses on available-for-sale securities are recorded in other comprehensive income (loss). Realized gains and losses are included in interest income, net.

At June 30, 2013, the Company has determined that the remaining net book value of its technology license and distribution rights from Pure Energy is fully impaired. The Company has no ability to utilize the technology related to the battery line, nor an immediate alternative manufacturing or supply capability, making it doubtful that the Company will be able to continue the product line associated with these rights.

(3) Investments

Short-term

The Company has determined that all of its investments in short-term marketable securities should be classified as available-for-sale and reported at fair value.

The Company assesses its investments in marketable securities for other-than-temporary declines in value by considering various factors that include, among other things, any events that may affect the creditworthiness of a security’s issuer, the length of time the security has been in a loss position, and the Company’s ability and intent to hold the security until a forecasted recovery of fair value.

The Company generated net proceeds of zero and $2,779,000 from the sale of short-term available-for-sale marketable securities during the six months ended June 30, 2013 and June 30, 2012, respectively.

As of June 30, 2013 and December 31, 2012, the amortized cost basis, unrealized holding gains, unrealized holding losses, and aggregate fair value of the Company’s investments in short-term marketable securities were as follows (in thousands):

	June 30, 2013			December 31, 2012
	Amortized Cost	Net Unrealized Holding Gains (Losses)	Aggregate Fair Value	Amortized Cost	Net Unrealized Holding Gains (Losses)	Aggregate Fair Value
U.S. municipal funds	2,129	6	2,135	2,110	19	2,129
	$2,129	$6	$2,135	$2,110	$19	$2,129

Long-term

In June 2011, the Company made an investment in Pure Energy Visions Corporation (“Pure Energy Visions”), which is a stockholder in Pure Energy Solutions, Inc. (“Pure Energy”), the Company's supplier of rechargeable batteries, in which the Company received 2,142,858 shares of common stock of Pure Energy Visions at a price per share equal to $0.286, and an interest-free convertible secured debenture having a one-year repayment term that converts into an additional 2,142,858 shares of Pure Energy Visions common stock in lieu of repayment either upon the achievement of certain business goals or earlier at iGo's discretion. The debenture was not collected within the one-year repayment term and the Company maintains its rights and remedies under the debenture, though it has determined the value of the debenture to be fully impaired, as discussed below. The Company did not obtain control of Pure Energy Visions as a result of this investment.

The Company assesses its long-term investments for other-than-temporary declines in value by considering various factors that include, among other things, events that may affect the creditworthiness of a security’s issuer, the length of time the security has been in a loss position, and the Company’s ability and intent to hold the security until a forecasted recovery of fair value. At December 31, 2012, the Company’s investment in Pure Energy Visions had a fair value significantly below its amortized cost and during the second quarter of 2013 Pure Energy was placed into receivership. Due to the duration the security had been in a loss position and the probability that its value would not be recovered, the Company considered its investment in Pure Energy Visions to be fully impaired and accordingly, has recognized a loss of $60,000 for the three and six month periods ended June 30, 2013.

As of June 30, 2013 and December 31, 2012, the amortized cost basis, unrealized holding gains, unrealized holding losses, and aggregate fair value by long-term major security-type investments were as follows (in thousands):

	June 30, 2013				December 31, 2012
	Amortized Cost		Net Unrealized Holding Losses	Aggregate Fair Value	Amortized Cost		Net Unrealized Holding Losses	Aggregate Fair Value
Canadian corporate securites:
Common Stock	$—	*	$—	$—	$30	*	$—	$30
Corporate debenture	—	*	—	—	30	*	—	30
	$—		$—	$—	$60		$—	$60

*        Reflects amortized cost adjusted to fair value at June 30, 2013 and December 31, 2012, respectively, as the Company concluded the unrealized holdings losses on these securities represented other-than-temporary declines in fair value.

 (4) Intangible Assets

Intangible assets consisted of the following at June 30, 2013 and December 31, 2012 (in thousands):

		June 30, 2013			December 31, 2012
	Average Life (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Patents and trademarks	3	$4,115	$(3,831)	$284	$4,075	$(3,584)	$491
Trade names	8	442	(442)	—	442	(442)	—
Distribution rights	5	—	—	—	375	(144)	231
Technology license	10	—	—	—	331	(52)	279
Total Intangible assets		$4,557	$(4,273)	$284	$5,223	$(4,222)	$1,001

                 Aggregate amortization expense for identifiable intangible assets totaled $135,000 and $301,000 for the three and six months ended June 30, 2013, respectively, and $316,000 and $661,000 for the three and six months ended June 30, 2012, respectively.

The Company has determined that its investment in Pure Energy Visions is fully impaired and has written off the remaining net book value of its technology license and distribution rights from Pure Energy, which was recorded at approximately $456,000 on the Company’s balance sheet as at June 30, 2013. The Company has no ability to utilize the technology related to the battery line, nor an immediate alternative manufacturing or supply capability, making it doubtful that the Company will be able to continue the product line associated with these rights.

(5) Stockholders Equity

Stock-based Compensation

Stock-based compensation expense includes compensation expense, recognized over the applicable requisite service periods, from awards of stock options and restricted stock units (“RSUs”) made under the Omnibus Long-Term Incentive Plan as adopted by the Company’s stockholders in 2004 and subsequently amended (“Omnibus Plan”). As of June 30, 2013, total unrecognized compensation cost related to stock options and RSUs, net of forfeitures, was $496,000. Under the terms of the stock options and RSU awards, this cost is expected to be recognized as compensation expense over a weighted-average service period of approximately two years. In connection with the Offer described below herein, however, the Company’s Board of Directors (the “Board”) approved the conditional acceleration of full vesting of outstanding stock options and RSUs upon the commencement of the Offer. Accordingly, conditioned upon the consummation of the Offer, the unrecognized compensation cost related to stock options and RSUs will be recognized during the third quarter of 2013.

For the three and six months ended June 30, 2013, the Company recorded pre-tax charges to general and administrative expense of $165,000 and $218,000, respectively, associated with RSU and stock option awards activity. For the three and six months ended June 30, 2012, the Company recorded pre-tax charges to general and administrative expense of

$395,000 and $856,000, respectively, associated with RSU awards activity. There was no stock option awards activity for the three and six months ended June 30, 2012.

Stock Options

Stock options awarded under the Omnibus Plan are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant and vest over a period determined by the Compensation and Human Relations Committee of the Company’s Board of Directors when the options are granted. Vesting periods generally range from one to three years. The options have a maximum term of ten years.

As of June 30, 2013, there were 45,833 non-vested stock options and no fully vested stock options outstanding, compared to 87,500 non-vested stock options and no fully vested stock options outstanding as of December 31, 2012, as adjusted for the 1-for-12 reverse stock split effective on January 28, 2013.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In Thousands)
Outstanding, December 31, 2012	87,500	9.00	9.27	—
Granted	—	—	—	—
Canceled	41,667	$9.00	8.78	—
Exercised	—	—	—	—
Outstanding, June 30, 2013	45,833	$9.00	8.78	—
Exercisable at June 30, 2013	—	$—	—	—

As of June 30, 2013, there was $182,000 of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized as compensation expense over a weighted average period of two years, subject to the accelerated vesting in full of the options in connection with the Offer, as described above herein.

No stock options were exercised during the six-month periods ended June 30, 2013 and 2012.

The Company did not grant any stock options during the six-month period ended June 30, 2013. The weighted average fair value of options granted in the six-month period ended June 30, 2012 was $6.12. The fair value of the stock options was determined using the Black-Scholes option valuation model, which relied on the following key assumptions with respect to the options granted during the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Weighted average risk-free interest rate	—	1.18%	—	1.18%
Expected life of the options (in years)	—	6.25	—	6.25
Expected stock price volatility	—	76.52%	—	76.52%
Expected dividend yield	—	—	—	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The risk-free interest rate is based on the U.S. Treasury security rate in effect as of the date of grant. The expected term of the options and stock price volatility are based on historical data of the Company.

Restricted Stock Units

The Company grants RSUs to certain employees and directors. RSUs are valued at the closing market value of the Company’s common stock on the date of grant.

The following table summarizes information regarding RSUs as of December 31, 2012 and for the six months ended June 30, 2013, as adjusted for the 1-for-12 reverse stock split effective on January 28, 2013.

	Omnibus Plan		Inducement Grants
	Number	Weighted Average Value per Share	Number	Weighted Average Value per Share
Outstanding, December 31, 2012	30,047	$31.01	29,163	$21.91
Granted	—	$—	—	$—
Canceled	(5,785)	$30.38	(5,113)	$23.28
Released to common stock	(12,262)	$28.09	(2,762)	$23.28
Released for settlement of taxes	(2,751)	$32.42	(457)	$23.28
Outstanding, June 30, 2013	9,249	$34.91	20,831	$21.36

As of June 30, 2013, there was $314,000 of total unrecognized compensation cost related to non-vested RSUs, which is expected to be recognized as compensation expense over a weighted average period of two years, subject to the accelerated vesting in full of the RSUs in connection with the Offer, as described above herein.

As of June 30, 2013, none of the outstanding RSUs were vested.

Preferred Stock and Dividends

On June 20, 2013, the Company entered into an Amended and Restated Rights Agreement with its transfer agent, which amended and restated the Company’s previous Rights Agreement dated as of June 11, 2003, as amended, scheduled to expire on June 23, 2013. In connection with the Company’s entering into the Amended and Restated Rights Agreement, the Board declared a dividend of one preferred share purchase right (a “ Right” and collectively, the “Rights” ) for each outstanding share of common stock, par value $0.01 per share, of the Company to stockholders of record at the close of business on June 30, 2013.

The Rights granted under the Amended and Restated Rights Agreement are intended to establish a deterrent to any person acquiring 4.9% or more of the outstanding shares of the Company’s common stock, or any existing 4.9% or greater holder from acquiring any additional shares representing 1.0% or more of the then outstanding common stock, in each case, without the approval of the Board, in an effort to preserve the Company’s net operating losses and other similar tax attributes against potential limitations presented by stock ownership changes.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series H Junior Participating Preferred Stock (“Preferred Stock”), par value $0.01 per share, of the Company’s preferred stock at a price of $6.75 per one one-thousandth of a share. The Rights become exercisable only, however, after any person acquires, or announces intention to acquire via a tender or exchange offer, 4.9% or more of the Company's outsanding shares of common stock. Prior to such time, the Board may redeem the Rights in whole, but not in part, at a redemption price of $0.01 per Right, payable in cash, shares of the Company’s common stock or another form of consideration at the option of the Company. Immediately upon the redemption of any Rights, the holder’s right to exercise such Rights will terminate and the holder will be entitled only to receive the redemption price.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no additional rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Shares of Preferred Stock issued upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1,000 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.
At June 30, 2013 and December 31, 2012, 15,000,000 shares of Preferred Stock were authorized. There were no shares of Preferred Stock issued and outstanding at June 30, 2013 and December 31, 2012.

(6) Net Loss per Share

The computation of basic and diluted net loss per share is as follows (in thousands, except per share amounts), as adjusted for the 1-for-12 reverse stock split effective on January 28, 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic net loss per share computation:
Numerator:
Net loss	$(2,358)	$(3,530)	$(4,850)	$(6,317)
Denominator:
Weighted average number of common shares outstanding	2,910	2,844	2,904	2,829
Basic net loss per share:	$(0.81)	$(1.24)	$(1.67)	$(2.23)
Stock options and restricted stock units not included in dilutive net loss per share because they are antidilutive	76	—	76	—
Warrants not included in dilutive loss per share because they are anti-dilutive	0.4	0.4	0.4	0.4

For the three and six months ended June 30, 2013, all outstanding stock options, RSUs, and warrants were excluded from the computation of diluted net loss per common share as the inclusion of such items would be anti-dilutive based on the net loss reported.

(7) Product Lines, Concentration of Credit Risk and Significant Customers

The Company is a provider of innovative accessories and power management solutions for computers and mobile electronic devices. The Company has five product lines: Power, Batteries, Audio, Protection and Other Accessories. The Company's chief operating decision maker (“CODM”) continues to evaluate revenues based on product lines and geographies. However, the CODM manages the Company’s operations as a single business segment, which consists of the development, marketing and sales of electronics accessories across all product lines.

The following tables summarize the Company’s revenues by product line, as well as its revenues by geography (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Power	$3,786	$5,814	$8,360	$12,331
Batteries	342	435	777	1,093
Audio	479	600	943	1,378
Protection	55	303	153	432
Other accessories	46	140	57	305
Total revenues	$4,708	$7,292	$10,290	$15,539

Pure Energy, the Company’s sole supplier of its battery products, has been placed into receivership. An immediate alternative supplier has not been identified, making it doubtful that the Company will be able to continue its line of battery products.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Americas	$3,645	$5,839	$8,170	$12,343
Europe	816	1,100	1,713	2,475
Asia Pacific	247	353	407	721
Total Revenues	$4,708	$7,292	$10,290	$15,539

The majority of the Company’s assets are domiciled in the United States.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions and generally limits the amount of credit exposure to the current Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limit of $250,000. However, periodically during the year, the Company maintains cash in financial institutions in excess of the FDIC limit. The Company performs ongoing credit evaluations of its customers' financial condition but does not typically require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

One customer (Walmart) accounted for 42% of net sales for the six months ended June 30, 2013. Two customers (Walmart and RadioShack) accounted for 28% and 16%, respectively, of net sales for the six months ended June 30, 2012.

Walmart also accounted for 42% of net accounts receivable at June 30, 2013. Two customers (Walmart and Fry’s Electronics) accounted for 24% and 11%, respectively, of net accounts receivable at December 31, 2012.

Allowance for doubtful accounts was $612,000 and $362,000 at June 30, 2013 and December 31, 2012, respectively. Allowance for sales returns and price protection was $383,000 and $508,000 at June 30, 2013 and December 31, 2012, respectively.

(8) Contingencies

The Company procures its products primarily from suppliers based in Asia. Typically, the Company places purchase orders for completed products and takes ownership of the finished inventory upon completion and delivery from its suppliers. Occasionally, the Company presents its suppliers with “Letters of Authorization’ to induce the suppliers to procure long-lead raw components to be used in the manufacture of the Company’s products. These Letters of Authorization indicate the Company’s commitment to utilize the long-lead raw components in production. As of September 30, 2007, based on a change in strategic direction, the Company determined it would not procure certain products for which it had outstanding Letters of Authorization with suppliers, but was required to pay suppliers for certain Letter of Authorization commitments. During the first quarter of 2013, the Company settled its remaining obligations related to the commitments. At June 30, 2013 and December 31, 2012, the Company had estimated and recorded remaining liability for this contingency in the amounts of zero and $80,000, respectively.

From time to time, the Company is involved in legal proceedings arising in the ordinary course of its business. The Company is not currently a party to any litigation for which, in the Company’s determination, an adverse outcome would have a material effect on the Company’s financial condition, results of operations, or cash flows.

(9) Subsequent Events

On July 25, 2013 Steel Excel Inc. (“Steel”) commenced a third-party cash tender offer to acquire up to 1,316,866 of the outstanding shares of the Company’s common stock, representing a 44.0% ownership position in the Company on a fully-diluted basis, at a price of $3.95 per share (the “Offer”). The Offer is scheduled to expire at 5:00 p.m. Eastern Standard Time on August 22, 2013, unless extended or earlier terminated.

The Offer was made pursuant to a Stock Purchase and Sale Agreement entered into by the Company and Steel on July 11, 2013 (the “Sale Agreement”), which, together with the transactions contemplated thereby, was unanimously approved by the Board on July 1, 2013. Under the Sale Agreement, the Offer is conditioned upon, among other things, the valid tender of at least 897,864 (or 30.0%) of the outstanding shares of the Company’s common stock. If at least 897,864, but less than

1,316,866, of the outstanding shares of the Company’s common stock are tendered in the tender offer, Steel is obligated to purchase from the Company such number of newly issued shares of common stock, when added to the number of shares of common stock owned by Steel following consummation of the Offer, constitutes 44.0% of the Company’s common stock then outstanding on a fully-diluted basis.

Adage Capital Partners, L.P., a stockholder owning approximately 21.0% of the Company’s outstanding common stock, has entered into a tender and voting agreement with Steel and the Company pursuant to which Adage has agreed to, among other things, tender all of its shares of the Company’s common stock in the Offer, subject to proration for tenders by other stockholders.

Upon the consummation of the Offer, Steel will have the right to designate two of the four directors on the Board. Also, immediately after the closing of the transactions contemplated by the Sale Agreement, Michael D. Heil will be terminated from his position as an executive officer of the Company and a new president and chief executive officer will be appointed.

Concurrent with the commencement of the Offer, on July 25, 2013 we filed a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth a detailed description of the terms and background of the Offer, the Board’s recommendation that Company stockholders tender their shares in the Offer, and the Board’s rationale for its recommendation.

(b) Pro forma financial information

The pro forma consolidated balance sheet as of June 30, 2013, is presented as if the acquisition of the iGo common stock, which was consummated on August 23, 2013, had occurred on June 30, 2013. The pro forma consolidated statements of operations for the six months ended June 30, 2013, and for the year ended December 31, 2012, are presented as if the acquisition of the iGo common stock had occurred on January 1, 2012, and have been derived from the financial statements of iGo included elsewhere herein.

The Company’s investment in the iGo common stock has been accounted for using the equity method of accounting. Accordingly, the total consideration paid has been recorded with the Company’s other equity-method investments as a component of “Investment in associated companies.”

The pro forma consolidated financial information does not purport to present the financial position or results of operations of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

The pro forma financial information is based on certain assumptions and adjustments described in the Notes to Pro Forma Financial Information and should be read in conjunction therewith and with the Company's and iGo's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Steel Excel Inc.
Pro Forma Consolidated Balance Sheet
June 30, 2013
(In thousands)
(Unaudited)
	Historical Steel Excel	Pro Forma Adjustments (iGo)		Pro forma consolidated
Assets
Current assets:
Cash and cash equivalents	$98,142	$(5,202)	(A)	$92,940
Marketable securities	160,518			160,518
Accounts receivable	15,750			15,750
Deferred income taxes	188			188
Prepaid expenses and other current assets	6,456			6,456

Total current assets	281,054	(5,202)		275,852

Property and equipment, net	76,671			76,671
Goodwill	59,168			59,168
intangible assets, net	35,256			35,256
Investment in associated companies	3,920	5,202	(A)	9,122
Deferred income taxes	1,696			1,696
Other long-term assets	2,305			2,305

Total assets	$460,070	$—		$460,070

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,522			$2,522
Accrued expenses and other liabilities	10,924			10,924
Current portion of capital leases	413			413
Convertible notes	346			346

Total current liabilities	14,205			14,205
Capital lease obligations	771			771
Deferred income taxes	46			46
Other long-term liabilities	10,023			10,023
Total liabilities	25,045			25,045

Stockholders' equity:
Common stock	13			13
Additional paid-in-capital	274,463			274,463
Accumulated other comprehensive income	4,424			4,424
Retained earnings	204,153			204,153
Treasury stock	(50,464)			(50,464)

Total Steel Excel Inc. stockholders' equity	432,589			432,589
Non-controlling interest	2,436			2,436
Total stockholders' equity	435,025			435,025

Total liabilities and stockholders' equity	$460,070			$460,070

See Notes to Pro Forma Financial Information

Steel Excel Inc.
Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2013
(In thousands, except per-share amounts)
(Unaudited)

	Historical Steel Excel	Pro Forma Adjustments (iGo)		Pro forma consolidated

Net revenues	$55,726			$55,726
Cost of sales	38,803			38,803

Gross profit	16,923			16,923

Operating expenses:
Selling, general, and administrative expenses	12,175			12,175
Amortization expense	4,631			4,631

Total operating expenses	16,806			16,806

Operating income	117			117
Interest income, net	1,869			1,869
Other expense, net	(139)	$—	(B)	(139)

Income from continuing operations before taxes	1,847	—		1,847
Benefit from income taxes	2,013			2,013

Net income from continuing operations	3,860	—		3,860
Loss from discontinued operations	—			—

Net income	3,860	—		3,860

Net loss attributable ton non-controlling interests:
Continuing operations	521			521
Discontinued operations	—			—

Net income attributable to Steel Excel	$4,381	$—		$4,381

Income per share from continuing operations attributable to Steel Excel:
Basic	$0.34			$0.34
Diluted	$0.34			$0.34

Shares used in computing income per share:
Basic	12,796	—		12,796
Diluted	12,812	—		12,812

See Notes to Pro Forma Financial Information

Steel Excel Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2012
(In thousands, except per-share amounts)
(Unaudited)

	Historical Steel Excel	Pro Forma Adjustments (iGo)		Pro forma consolidated

Net revenues	$100,104			$100,104
Cost of sales	66,064			66,064

Gross profit	34,040			34,040

Operating expenses:
Selling, general, and administrative expenses	20,397			20,397
Amortization expense	7,634			7,634
Impairment of goodwill	192			192

Total operating expenses	28,223			28,223

Operating income	5,817			5,817
Interest income, net	1,234			1,234
Other expense, net	(584)	$(5,202)	(C)	(5,786)

Income from continuing operations before taxes	6,467	(5,202)		1,265
Benefit from income taxes	15,712			15,712

Net income from continuing operations	22,179	(5,202)		16,977
Loss from discontinued operations	(1,935)			(1,935)

Net income	20,244	(5,202)		15,042

Net loss attributable ton non-controlling interests:
Continuing operations	22			22
Discontinued operations	427			427

Net income attributable to Steel Excel	$20,693	$(5,202)		$15,491

Income per share from continuing operations attributable to Steel Excel:
Basic	$1.83			$1.40
Diluted	$1.83			$1.40

Shares used in computing income per share:
Basic	12,110	—		12,110
Diluted	12,133	—		12,133

See Notes to Pro Forma Financial Information

Steel Excel Inc.
Notes to Pro Forma Financial Information

A.	The pro forma adjustment represents the Company's cash payment in exchange for 44.7% of iGo's issued and outstanding common stock.

B.
No pro forma adjustment is made for the Company's equity in the iGo net loss for the six-month period ended June 30, 2013, since the Company's pro forma investment in iGo as of December 31, 2012 is zero (see Note C), and the Company has not guaranteed the iGo losses and has no additional funding obligations.

C.
The pro forma adjustment represents the Company's equity in the iGo net loss for the year ended December 31, 2012. Since the Company's proportionate share (44.7%) of the iGo loss for the period ($12.0 million) exceeds the Company's investment in iGo, the pro forma loss recognized is limited to the Company's investment in iGo since the Company has not guaranteed the iGo losses and has no additional funding obligations.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEEL EXCEL INC.

Dated: October 21, 2013	By:	/s/ Leonard J. McGill
	Name:	Leonard J. McGill
	Title:	Vice President, General Counsel